Exhibit 3.63
CERTIFICATE OF LIMITED PARTNERSHIP
OF
MPT OF WARM SPRINGS, L.P.
TO THE DELAWARE SECRETARY OF STATE:
The Certificate of Limited Partnership, dated as of October 9, 2006, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17 (the “Act”) to form a limited partnership under the Act.
1. Name. The name of the limited partnership is MPT of Warm Springs, L.P. (the “Partnership”).
2. Registered Office; Registered Agent. The mailing address of the Partnership’s registered office required to be maintained by Section 17-104 of the Act is 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The Company’s registered agent at that address is National Registered Agents, Inc.
3. General Partner. The name and business mailing address of the sole general partner of the Partnership is:
MPT of Warm Springs, LLC
1000 Urban Center Dr, Ste 501
Birmingham, AL 35242
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

MPT of Warm Springs, LLC Sole General Partner

By:	MPT Operating Partnership, L.P.
Its:	Sole Member

By:	/s/ Michael G. Stewart Michael G. Stewart
Its:	Executive VP and General Counsel